Share Interest Agreement

This Share Interest Agreement (the “Agreement”) is made by and between Beijing Allstar Business Consulting, Inc. (“Allstar”) and Avenndi Limited Liability Allstar (“Avenndi”) to document prior verbal agreements and is effective October 16, 2007 (the “Effective Date”).

In return for Avenndi’s services performed to date for Allstar and its client, Allstar agrees to transfer ownership a portion of its interest in Client A.  Allstar agrees to transfer the equivalent of 10,000 shares of common stock from its holdings or pending holdings in each of the following entity or related parent entities that may list on a recognized stock exchange or may be acquired.

 This could include future related holding companies, tracking stocks, parent companies, subsidiaries, or similar financial instruments related to the Client A named in the Share Interest Table below; however Allstar  will not be liable to transfer such interest if Allstar or its principals are not successful in obtaining there shares or related interest.

Share Interest Table:

Client A:	Shanghai Baby-fox Fashion Co., Ltd.

1.	Such stock certificates or shares will be due from Allstar once available.

2.	These shares are separate and independent from any additional shares or other compensation arrangements negotiated between Avenndi and Client A listed above for any past or future services.

3.
Allstar will do its best to haves such shares issued directly to Avenndi as soon as possible. If any shares are SEC 144 restricted stock Allstar will on do its best to inure such restrictions are for no longer than 12 months and that all shares have with full-registration rights once any time restrictions have elapsed.

4.
If Allstar is not able to transfer shares immediately upon issuance, it will hold Avenndi’s shares and will seek to transfer such shares as soon as they become eligible for trading and or transfer of ownership.

5.	Alternatively, if mutually agreed upon Allstar may sell 10,000 shares on behalf of Avenndi and subsequently forward related proceeds (sales price less commission) to Avenndi.

6.
If Client A listed above were to be acquired or merged into another entity Avenndi will receive a proportional interest (10,000 shares / total number of shares held by Allstar) of any compensation Allstar receives for its larger ownership position.

Timing: All shares will be issued within 30 days of Allstar being able to transfer such interests, either prior to listing or if already listed within 30 days of Allstar being able transfer shares or similar interests once unrestricted and /or  transferable.

Dilution: In order to avoid dilution share amounts will be adjusted upward for any forward splits, but any and all reverse splits will be ignored

Nature of Relationship: Avenndi is an independent contractor. Avenndi will not act as an agent nor shall it be deemed an employee of  Allstar for the purposes of any income tax withholding, FICA taxes, unemployment benefits, insurance coverage or otherwise. Avenndi shall not enter into any agreement or incur any obligations on Allstar’s behalf, or commit Allstar in any manner without Allstar’s prior written consent.

Termination: This agreement cannot be terminated or altered unless mutually agreed upon by both parties.

Miscellaneous:

1.
This Agreement shall be governed by and construed in accordance with the laws of the United States, in State of California. The parties consent to personal jurisdiction of the federal and state courts within California and service of process being effected by registered mail sent to the address set forth at the end of this Agreement.

2.
This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived in whole or in part, except by written instruments signed by the parties thereto. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy there under shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy there under preclude any other or further exercise thereof or the exercise of any other right or remedy granted thereby or by any related document or by law.

3.
This Agreement, constitutes and expresses the entire agreement and understanding between the parties with respect to Client A only. All previous discussions, promises, representations and understandings between the parties relative to this Agreement, if any, have been merged into this document. The terms and provisions of this Agreement shall be binding on and inure to the benefit of the parties, their heirs, legal representatives, successors and assigns.

4.
Nothing contained herein shall constitute a securities broker-principal relationship between Allstar and Avenndi. Avenndi hereby discloses to Allstar that the Avenndi does not have a securities broker’s license from the state of California. Allstar does not expect or require Avenndi to provide any services hereunder which are reserved onto securities brokers.

5.
Allstar agrees to defend, indemnify and save Avenndi harmless from and against any and all claims, demands, losses, damages, costs, liabilities and expenses (including but not limited to, reasonable attorneys fees and cost of suit) of whatever kind or character, on account of any actual or alleged loss, injury or damage to any person, firm or corporation or to any property, or arising out of or in connection with the services rendered by Avenndi pursuant to this Agreement or Matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

AVENNDI, LLC 28494 Westinghouse Place, Suite 304 Valencia, CA 91355 USA		BEIJING ALLSTAR BUSINESS CONSULTING, INC. Suite 12B2, Hanwei Plaza 7 Guanghua Road Beijing, China 100004

By:		By:
	John Kennedy, Managing Director Date: Nov.1, 2007		Fred Chang, Managing Partner Date: Nov.1, 2007